    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 2000
                                                      REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                              WHITTMAN-HART, INC.

             (Exact name of registrant as specified in its charter)

                   DELAWARE                            36-3797833
        (State or other jurisdiction of             (I.R.S. Employer
        incorporation or organization)            Identification No.)

311 SOUTH WACKER DRIVE, SUITE 3500, CHICAGO, ILLINOIS 60606-6618 (312) 922-9200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ROBERT F. BERNARD
                            CHIEF EXECUTIVE OFFICER
                              WHITTMAN-HART, INC.

311 SOUTH WACKER DRIVE, SUITE 3500, CHICAGO, ILLINOIS 60606-6618 (312) 922-9200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

                               MARK D. WOOD, ESQ.
                              KATTEN MUCHIN ZAVIS
                       525 WEST MONROE STREET, SUITE 1600
                          CHICAGO, ILLINOIS 60661-3693
                                 (312) 902-5200
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                              PROPOSED             PROPOSED
                                                                               MAXIMUM              MAXIMUM
                                                       AMOUNT TO BE        OFFERING PRICE          AGGREGATE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED     REGISTERED(1)        PER SHARE(2)       OFFERING PRICE(2)
Common Stock, par value $.001 per share...            909,983 shares           $42.50             $38,674,278


                                                         AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED   REGISTRATION FEE
Common Stock, par value $.001 per share...                $10,210

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of Regulation C under the Securities Act of 1933 on the basis of the average of the high and low prices of our common stock as reported on the Nasdaq National Market on January 27, 2000.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(a), MAY DETERMINE.

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                 SUBJECT TO COMPLETION, DATED JANUARY 28, 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                 909,983 SHARES

                              WHITTMAN-HART, INC.
                                  COMMON STOCK

    The selling stockholders described in this prospectus may offer and sell from time to time an aggregate of up to 909,983 shares of our common stock. The selling stockholders may sell the stock on terms to be determined at the time of sale. We will not receive any proceeds from this offering.

                            ------------------------

    Our common stock is quoted on the Nasdaq National Market under the symbol "WHIT." On January 27, 2000, the closing sale price of our common stock on the Nasdaq National Market was $39.56 per share. Our address is 311 South Wacker Drive, Suite 3500, Chicago, Illinois 60606, and our telephone number is (312) 922-9200.

    On December 12, 1999, we entered into a merger agreement with USWeb/CKS. Under the agreement, a subsidiary of ours will merge with and into USWeb/CKS, with USWeb/CKS continuing as the surviving corporation. If we complete the merger, USWeb/CKS stockholders will receive 0.865 of a share of our common stock for each share of USWeb/CKS common stock they own. We cannot complete the merger unless the stockholders of USWeb/CKS approve the merger proposal, our stockholders approve the issuance of shares in the merger, the increase in the number of our shares authorized and a number of other conditions are satisfied or waived.

    SEE "RISK FACTORS" ON PAGE 1 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                         Prospectus dated

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
RISK FACTORS................................................      1
UNCERTAINTIES RELATING TO FORWARD-LOOKING STATEMENTS........      8
WHITTMAN-HART...............................................      9
THE USWEB/CKS MERGER........................................     10
USE OF PROCEEDS.............................................     11
THE SELLING STOCKHOLDERS....................................     11
PLAN OF DISTRIBUTION........................................     13
ABOUT THIS PROSPECTUS.......................................     14
WHERE YOU CAN FIND MORE INFORMATION.........................     14
LEGAL MATTERS...............................................     15
EXPERTS.....................................................     15

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW, AND ALL THE OTHER INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK. WE HAVE SEPARATED THE RISKS INTO TWO GROUPS: RISKS RELATING TO OUR PROPOSED MERGER WITH USWEB CORPORATION AND RISKS RELATING TO WHITTMAN-HART AND, ASSUMING THAT THE MERGER IS COMPLETED, THE COMBINED COMPANY WHICH WOULD RESULT FROM THE MERGER.

                          RISKS RELATING TO THE MERGER

INTEGRATING WHITTMAN-HART AND USWEB/CKS MAY BE DIFFICULT

    After the merger, the combined company will need to efficiently and promptly integrate the two companies' operations to achieve the anticipated benefits of the merger. Failure to successfully integrate our businesses could have a negative effect on the combined company and prevent us from achieving the anticipated benefits of the merger.

    Certain key elements of our businesses need to be integrated, including:

    - management and other professional personnel;

    - technical and creative service offerings;

    - sales and marketing efforts; and

    - financial, accounting and other operational controls, procedures, information systems and policies.

    The integration process will be further complicated by the need to integrate widely dispersed operations, multiple executive offices and different corporate cultures. This integration may not be accomplished in an efficient or effective manner, if at all. The integration process will require the dedication of management and other personnel, which may distract their attention from the conduct of day-to-day business activities. The integration of Whittman-Hart and USWeb/CKS will be made more difficult by the large number of other businesses recently acquired by the two companies and the continuing challenges of integrating some of these businesses. Finally, neither of us has attempted an acquisition with the scope or magnitude of the planned merger. Expenses associated with ongoing integration of the companies are likely to have a negative effect on operating results of the combined entity at least through December 31, 2000.

IF THE MERGER IS NOT COMPLETED, OUR STOCK PRICE COULD DECLINE

    The obligations of Whittman-Hart and USWeb/CKS to complete the merger are subject to the satisfaction or waiver of certain conditions, including:

    - the continued effectiveness of the registration statement on Form S-4 we filed with the SEC on January 13, 2000, and any amendment to that registration statement;

    - the approval by USWeb/CKS stockholders of the merger and the merger agreement;

    - the approval by our stockholders of the issuance of shares of our common stock to USWeb/CKS stockholders in connection with the merger;

    - the absence of any injunction or order preventing the completion of the merger;

    - the expiration or termination of any waiting period under U.S. or foreign antitrust laws; and

    - the receipt by each party of an opinion of tax counsel that the merger will qualify as a tax-free reorganization.

    The obligation of USWeb/CKS to complete the merger is also subject to the satisfaction by us or the waiver by USWeb/CKS of the following conditions:

    - the representations and warranties we made in the merger agreement must be true and correct in all material respects;

    - we must have performed in all material respects all obligations we are required to perform under the merger agreement at or before the closing of the merger; and

    - there shall not have been any event or development which has resulted or could reasonably be likely to result in a material adverse effect on us.

    Our obligation to complete the merger is also subject to the satisfaction by USWeb/CKS or the waiver by us of the following conditions:

    - the representations and warranties USWeb/CKS made in the merger agreement must be true and correct in all material respects;

    - USWeb/CKS must have performed in all material respects all obligations it is required to perform under the merger agreement at or before the closing of the merger; and

    - there shall not have been any event or development which has resulted or could reasonably be likely to result in a material adverse effect on USWeb/CKS.

    These conditions might not be satisfied or waived and the merger might not be completed. Noncompletion of the merger would likely have a negative effect on our stock trading price.

WE COULD LOSE CLIENTS AS A RESULT OF UNCERTAINTY REGARDING THE MERGER

    Uncertainty regarding the merger and the ability of Whittman-Hart and USWeb/CKS to effectively integrate their operations without significant reduction in quality of service could lead some customers to select other vendors. The loss of business from significant clients could have a negative effect on the combined company's business.

            RISKS RELATING TO WHITTMAN-HART AND THE COMBINED COMPANY

WE MUST RETAIN KEY PERSONNEL AND THEY MUST WORK TOGETHER EFFECTIVELY

    The success of the combined company will depend upon the retention of senior executives and other key employees who are critical to the continued advancement, development and support of our services, ongoing sales and marketing efforts. The loss of the services of any key personnel or of any significant group of employees could negatively affect the combined company's business and prospects. As often occurs with mergers of technology/services companies, during the pre-merger and integration phases competitors may intensify their efforts to recruit key employees. Employee uncertainty regarding the effects of the merger could also cause increased turnover. The recent decline in stock prices of both Whittman-Hart and USWeb/CKS may have the effect of decreasing the incentive value of stock options or other equity held by employees and thereby increase the risk of employee turnover. The combined company may not be able to retain key creative, technical, sales or marketing personnel before or after the merger. The combined company's success largely depends on the ability of its executive officers and other members of senior management to operate effectively in their roles in the newly combined company. If the combined company's management does not succeed in their roles or the combined company is not able to efficiently allocate management responsibilities and cause its officers and senior managers to operate effectively as a group, its business could be negatively affected.

WE MUST BUILD RECOGNITION AND CUSTOMER ACCEPTANCE OF NEW BRANDS

    Whittman-Hart and USWeb/CKS have each invested significant efforts in building brand recognition and customer acceptance of their brand names. Whittman-Hart believes that transferring market acceptance for the Whittman-Hart and USWeb/CKS brands to the combined company brands will be an important aspect of the combined company's efforts to retain and attract clients. Promoting and maintaining the combined company brands will depend largely on the success of the combined company's marketing efforts and the ability of the combined company to provide high quality, reliable and cost-effective services. These efforts will require significant expenses, which will affect the combined company's results of operations. In addition, although Whittman-Hart intends to centralize the combined company's marketing efforts, a significant part of its client services will continue to be provided through individual consulting offices. Client dissatisfaction with the performance of a single office could diminish the value of the combined company brands.

OUR QUARTERLY RESULTS MAY FLUCTUATE, WHICH MAY LEAD TO REDUCED PRICES FOR OUR
  STOCK

    Whittman-Hart's operating results have fluctuated in the past and the combined company's operating results are likely to fluctuate in the future as a result of a variety of factors, many of which will be outside of the combined company's control. Some of these factors include:

    - timing of the completion, material reduction or cancellation of major projects or the loss of a major client;

    - the amount and timing of the receipt of new business;

    - timing of hiring or loss of personnel;

    - the cost and timing of the opening or closing of an office;

    - the amount and the relative mix of high-margin creative or strategy consulting projects as compared to lower margin projects;

    - capital expenditures and other costs relating to the expansion of operations;

    - the level of demand for Intranet, Extranet and Web site development;

    - the productivity of consultants;

    - the ability to maintain adequate staffing to service clients effectively;

    - the cost of advertising and related media;

    - the amount and timing of expenditures by clients for professional services;

    - the introduction of new products or services by competitors;

    - pricing changes in the industry;

    - the relative mix of lower cost full-time employees versus higher cost independent contractors;

    - technical difficulties with respect to the use of the Internet;

    - economic conditions specific to Internet technology usage;

    - government regulation and legal developments regarding the use of the Internet; and

    - general economic conditions.

    The combined company may also experience seasonality in its business, resulting in diminished revenues as a consequence of decreased demand for professional services during summer and year-end vacation and holiday periods. Due to all of these factors, the combined company's operating results in any given quarter may fall below the expectations of securities analysts and investors. In such event, the trading price of the combined company's common stock would likely be significantly and negatively affected and litigation may ensue.

    Whittman-Hart's and USWeb/CKS's historical financial data is of limited value in planning future operating expenses. Accordingly, the combined company's expense levels will be based in part on its expectations concerning future revenues and will be fixed to a large extent. The combined company will be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues. Accordingly, a significant shortfall in demand for services could have an immediate and significant negative effect on the combined company's business and results of operations.

OUR STOCK PRICES ARE VOLATILE AND THE COMBINED COMPANY'S STOCK COULD DECLINE IN
  VALUE

    The stock market, which has recently been at or near historic highs, has experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and that often have been unrelated to the operating performance of those companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a negative effect on the combined company's business, financial condition and results of operations.

THE MERGER WILL DILUTE YOUR PERCENTAGE OWNERSHIP

    The merger will dilute the percentage ownership held by our stockholders in the combined company when compared to their ownership prior to the merger. Based upon the estimated capitalization of Whittman-Hart and USWeb/CKS as of January 25, 2000, approximately 81,482,000 shares of common stock will be issued in the merger, and the Whittman-Hart stockholders will hold approximately 43% of the outstanding shares of the combined company's common stock after giving effect to such issuance. Each of Whittman-Hart and USWeb/CKS have outstanding a large number of options to purchase common stock of their company, many of which have exercise prices significantly below the market price of each company's respective common stock as of the date of this prospectus. When the merger is completed, the USWeb/CKS options will be converted into options to purchase shares of common stock in the combined company. To the extent these options are exercised, there will be further dilution. Pursuant to its prior acquisition agreements, USWeb/CKS may be required to issue substantial additional "earn out" stock to the former stockholders of acquired companies as well as stock options and stock bonuses to the employees of the acquired companies who have remained employees of USWeb/CKS. These obligations will continue following the merger.

TO SUCCEED, WE MUST RECRUIT AND RETAIN SKILLED PROFESSIONALS, WHO ARE IN SHORT
  SUPPLY

    The combined company's business of delivering Internet professional services is labor intensive. Accordingly, its success depends in large part on its ability to identify, hire, train and retain consulting professionals who can provide the Internet strategy, technology, and marketing and creative skills required by clients. The inability to attract and retain the necessary technical, marketing and managerial personnel would have a negative effect on the combined company's business. There is currently a shortage of such personnel, and this shortage is likely to continue for the foreseeable future. The combined company will encounter intense competition for qualified personnel from other companies, and may not be able to identify, hire, train or retain other highly qualified technical, marketing and managerial personnel in the future.

OUR SUCCESS DEPENDS ON OUR ABILITY TO MANAGE GROWTH

    Whittman-Hart has experienced recent rapid growth and is subject to the risks inherent in the expansion and growth of a business enterprise. This significant growth, if sustained, will continue to place a substantial strain on its operational and administrative resources and to increase the level of responsibility for its existing and new management personnel. To manage its growth effectively, Whittman-Hart will need to further develop its operating, MIS, accounting and financial systems and to expand, train and manage its employee base. The management skills and systems currently in place may not be adequate if the combined company continues to grow.

OUR INTERNATIONAL OPERATIONS ARE DIFFICULT TO MANAGE

    Upon completion of the merger, the combined company will have 27 offices outside the United States. If revenues from international consulting offices are not adequate to offset the expenses of establishing and maintaining international operations and of localizing the combined company's marketing programs, the combined company's business and results of operations could be negatively affected. In addition to the uncertainty as to the combined company's ability to generate revenues from foreign operations and expand its international presence, there are certain risks inherent in doing business on an international level, including any of the following factors which could negatively affect the combined company's international operations:

    - unexpected changes in regulatory requirements, export and import restrictions, tariffs and other trade barriers;

    - difficulties in staffing and managing foreign operations;

    - potentially adverse differences in business customs, practices and norms;

    - longer payment cycles;

    - problems in collecting accounts receivable;

    - political instability;

    - fluctuations in currency exchange rates;

    - software piracy;

    - seasonal reductions in business activity; and

    - potentially adverse tax consequences.

THE MARKET IN WHICH WE COMPETE IS HIGHLY COMPETITIVE AND HAS LOW BARRIERS TO
  ENTRY

    The market for Internet professional services is relatively new, intensely competitive, rapidly evolving and subject to rapid technological change. The combined company expects competition to intensify and increase in the future. The combined company's competitors can be divided into several groups:

    - large information technology consulting service providers such as Andersen Consulting, Cambridge Technology Partners and Electronic Data Systems Corporation;

    - the consulting divisions of computer hardware vendors such as International Business Machines Corporation, Compaq Computer Corp. and Hewlett-Packard Company;

    - Internet integrators and Web presence providers such as Agency.com, iXL Enterprises, Inc., Organic Online, Inc., Proxicom Inc., Sapient Corporation, Scient Corporation, and Viant Corporation; and

    - advertising and media agencies such as Ogilvy & Mather, Young & Rubicam, and Foote, Cone & Belding.

    Many of the combined company's current and potential competitors have longer operating histories, larger installed customer bases, longer relationships with clients and significantly greater financial, technical, marketing and public relations resources than the combined company and could decide at any time to increase their resource commitments to the combined company's target markets. In addition, the market for Intranet, Extranet and Web site development is relatively new and subject to continuing definition, and, as a result, may better position the combined company's competitors to compete in this market as it matures. As a strategic response to changes in the competitive environment, the combined company may from time to time make pricing, service, technology or marketing decisions or business or technology acquisitions that could have a negative effect on the combined company's business and results of operations.

    In addition, the combined company's ability to maintain its existing client relationships and generate new clients will depend to a significant degree on the quality of its services and its reputation among its clients and potential clients, as compared with its competitors. To the extent the combined company loses clients to its competitors because of dissatisfaction with the combined company's services or its reputation is negatively affected for any other reason, the combined company's business could be negatively affected.

    There are relatively low barriers to entry into the combined company's business. Because professional services firms such as Whittman-Hart rely on the skill of their personnel and the quality of their client service, we have no patented technology that would preclude or inhibit competitors from entering their markets. The combined company is likely to face additional competition from new entrants into the market in the future. Existing or future competitors may develop or offer services that provide significant performance, price, creative or other advantages over those offered by the combined company, which could have a negative effect on the combined company's business and prospects.

WE RELY ON STRATEGIC RELATIONSHIPS THAT COULD BE TERMINATED EASILY

    The combined company will have a number of strategic relationships with leading hardware and software companies, including 3Com Corporation, J.D. Edwards & Company, Microsoft Corporation, Novell, Inc., and Siebel
Systems, Inc. The loss of any one of these strategic relationships would deprive the combined company of the opportunity to gain early access to leading-edge technology, cooperatively market products with the vendor, cross-sell additional services and gain enhanced access to vendor training and support. Maintenance of the combined company's strategic relationships is based primarily on an ongoing mutual business opportunity and a good overall working relationship. The legal contracts associated with these relationships would not be sufficient to force the strategic relationship to continue effectively if the strategic partner wanted to terminate the relationship. In the event that any strategic relationship is terminated, the combined company's business may be negatively affected.

INTERNET ECONOMY AND THE MARKET FOR E-COMMERCE SOLUTIONS IS STILL DEVELOPING

    We expect the combined company to derive a substantial portion of its revenues from services that depend upon the adoption of Internet solutions and the continued development of the World Wide Web, the Internet and e-commerce. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and volume of traffic. The Internet infrastructure may not continue to be able to support the demands placed on it by this continued growth. In addition, critical issues concerning the use of Internet and e-commerce solutions, including security, reliability, cost, ease of deployment and administration and quality of service, remain unresolved and may affect the acceptance of these technologies to operate a business, expand product marketing, improve corporate communications and increase business efficiencies. The adoption of Internet solutions for these purposes can be capital intensive and generally requires the acceptance of a new way of conducting business and exchanging information. If critical issues concerning the ability of Internet solutions to improve business positioning and processes are not resolved or if the necessary infrastructure is not developed, the combined company's business and prospects will be negatively affected.

    Even if these issues are resolved, businesses may not elect to outsource the design, development and maintenance of their Web sites to Internet professional services firms. If independent providers of Internet professional services prove to be unreliable, ineffective or too expensive, or if software companies develop tools that are sufficiently user-friendly and cost-effective, enterprises may choose to design, develop or maintain all or part of their Intranets, Extranets or Web sites themselves. If the market for such services does not continue to develop or develops more slowly than expected, or if the combined company's services do not achieve market acceptance, its business will be negatively affected.

THE INFRINGEMENT OR MISUSE OF INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR
  BUSINESS

    Whittman-Hart regards its intellectual property rights, such as copyrights, trademarks, trade secrets, practices and tools, as important to the success of the combined company. To protect its intellectual property rights, Whittman-Hart relies on a combination of trademark and copyright law, trade secret protection and confidentiality agreements and other contractual arrangements with their employees, affiliates, clients, strategic partners, acquisition targets and others. Effective trademark, copyright and trade secret protection may not be available in every country in which the combined company intends to offer its services. The steps taken by Whittman-Hart to protect its intellectual property rights may not be adequate, third parties may infringe or misappropriate the combined company's intellectual property rights or the combined company may not be able to detect unauthorized use and take appropriate steps to enforce its rights. In addition, other parties may assert infringement claims against the combined company. Such claims, regardless of merit, could result in the expenditure of significant financial and managerial resources. Further, an increasing number of patents are being issued to third parties regarding Internet business processes. Future patents may limit the combined company's ability to use processes covered by such patents or expose the combined company to claims of patent infringement or otherwise require the combined company to seek to obtain related licenses. Such licenses may not be available on acceptable terms. The failure to obtain such licenses on acceptable terms could have a negative effect on the combined company's business.

IF WE DO NOT PERFORM TO OUR CLIENTS' EXPECTATIONS, WE FACE POTENTIAL LIABILITY

    Many of our consulting engagements involve the development, implementation and maintenance of applications that are critical to the operations of our clients' businesses. The combined company's failure or inability to meet a client's expectations in the performance of its services could injure the combined company's business reputation or result in a claim for substantial damages against the combined company, regardless of its responsibility for such failure. In addition, we possess technologies and content that may include confidential or proprietary client information. Although we have implemented policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim for substantial damages. We have attempted to contractually limit our damages arising from negligent acts, errors, mistakes or omissions in rendering professional services. However, these contractual protections may not be enforceable or may not otherwise protect the combined company from liability for damages. Although we maintain general liability insurance coverage, including coverage for errors and omissions, such coverage may not continue to be available on reasonable terms or may not be available in amounts sufficient to cover one or more large claims, or the insurer may disclaim coverage as to any future claim. The successful assertion of one or more large claims against the combined company that are not covered by insurance or result in changes to any of our insurance policies, including premium increases or deductible or coinsurance requirements, could negatively affect the combined company's business and financial condition.

ONE STOCKHOLDER WILL HAVE SIGNIFICANT INFLUENCE OVER THE COMBINED COMPANY

    Robert Bernard, who will be the Chief Executive Officer and President of the combined company, will beneficially own approximately 9% of the combined company's common stock immediately following the merger. As a result, Mr. Bernard will be able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the combined company.

THE ORGANIZATIONAL DOCUMENTS OF THE COMBINED COMPANY AND CURRENT DELAWARE LAW
  MAY DETER POTENTIALLY BENEFICIAL TAKEOVER ATTEMPTS

    The combined company's certificate of incorporation and by-laws and the Delaware General Corporation Law include provisions that may be deemed to have anti-takeover effects and may delay, deter or prevent a takeover attempt that stockholders might consider in their best interests. These include by-law provisions under which only the Chairman of the Board or the President may call meetings of stockholders and certain advance notice procedures for nominating candidates for election to the board of directors. The combined company's directors will be divided into three classes and elected to serve staggered three-year terms. The combined company's board of directors will be empowered to issue up to 3,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of such shares, without any further stockholder action. The existence of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of the combined company by means of a tender offer, merger, proxy contest or otherwise. In addition, this "blank-check" preferred stock, and any issuance thereof, may significantly decrease the market price of the common stock.

              UNCERTAINTIES RELATING TO FORWARD-LOOKING STATEMENTS

    This prospectus contains or incorporates by reference "forward-looking statements" within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 about Whittman-Hart's business and the expected impact of the merger. These statements include, among others:

    - statements concerning the benefits that Whittman-Hart expects will result from its business activities;

    - statements concerning the potential advantages and strategic opportunities that Whittman-Hart expects will result from the merger; and

    - other statements of Whittman-Hart's expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

    These statements may be made expressly in this document, or may be incorporated by reference to other documents Whittman-Hart has filed with the SEC. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," or similar expressions used in this prospectus or incorporated by reference in this prospectus.

    These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause actual results to be materially and adversely different from any future results expressed or implied in those statements. Some of the key factors that could cause such different results are included in those risks, uncertainties and risk factors identified, among other places, under "Risk Factors" beginning on page 1 of this prospectus and under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference.

    We caution you not to place undue reliance on the statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, the date of the document.

    The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that we, or any person acting on our behalf, may issue. We undertake no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                 WHITTMAN-HART

    Whittman-Hart provides enterprise-wide e-business solutions to help clients improve performance and create competitive advantage. Our solutions give companies the insight and technology they need to evolve in increasingly competitive markets. We employ an integrated approach focused on delivering four client outcomes we call Envision, Engage, Empower, Extend(TM).

    DIGITAL STRATEGY SOLUTIONS. We help clients envision integrated Internet solutions that transform business plans and strategies into processes, systems and applications. We educate clients' executive management teams and assist them in developing a shared vision of the e-business model. Our digital strategy solutions also include detailed assessment of the client's market position, existing systems, available resources and strategic requirements and translating these requirements into Internet and business architectures.

    CUSTOMER FACING SOLUTIONS. These solutions help our e-business clients create online experiences that attract, engage and retain customers. Our e-business marketing solutions are designed to open market channels and generate communications that build mind share, market share and brand impact. Our customer relationship management solutions address marketing, sales and customer service and include channel management, profiling and personalization, business-to-business and business-to-consumer e-commerce, back-office integration, and electronic customer service.

    KNOWLEDGE STRATEGY SOLUTIONS. Whittman-Hart's knowledge strategy solutions empower our clients and their employees with the skills, processes and systems required to turn passive data into positive decisions. Knowledge strategy solutions include web-enabled business intelligence and knowledge management systems, employee development processes and self-service human resources systems.

    SUPPLY CHAIN SOLUTIONS. Our supply chain solutions are designed to help clients extend their enterprises to generate value at each stage of the suppliers-to-consumer process. Supply chain solutions include sourcing, procurement cycle, e-warehousing, collaborative design, customer order fulfillment, outsourcing facilitation, customer self-service, transportation management and collaborative planning, forecasting and replenishment.

    Our marketing efforts target growing and middle-market companies from startup to $1 billion in annual revenues, as well as divisions and departments of the Fortune 500. We serve clients in a broad range of industries including communications, consumer products, distribution, financial services, insurance, manufacturing, pharmaceuticals, professional services, retail and technology. Our business model focuses on providing local and Internet-hosted services to our clients and developing close and long-lasting relationships with them, and many of our clients have worked with us for several years spanning a variety of projects and services. We believe that our ability to provide innovative solutions is enhanced by our strategic relationships with leading vendors such as Broadvision, Exodus, IBM, Microsoft, Novell and Oracle.

    Headquartered in Chicago, we have approximately 3,900 employees in 23 branch offices throughout the United States and the United Kingdom. Our Web site can be found at WWW.WHITTMAN-HART.COM.

                              THE USWEB/CKS MERGER

    On December 12, 1999, we entered into a merger agreement with USWeb/CKS. Under the agreement, a subsidiary of ours will merge with and into USWeb/CKS, with USWeb/CKS continuing as the surviving corporation.

    If we complete the merger, USWeb/CKS stockholders will receive 0.865 of a share of our common stock, or the exchange ratio, for each share of USWeb/CKS common stock they own. All outstanding options and warrants to purchase USWeb/CKS common stock will be assumed by us and converted into options or warrants to purchase our common stock based on the exchange ratio. Based upon an estimate of approximately 94,199,000 shares of USWeb/CKS common stock issued and outstanding as of January 25, 2000, approximately 81,482,000 shares of our common stock will be issued to holders of USWeb/CKS common stock in the merger. The existing holders of USWeb/CKS common stock will hold approximately 57% of the combined company's common stock issued and outstanding after the merger. The existing holders of our common stock will hold approximately 43% of the combined company's common stock issued and outstanding after the merger.

    The merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger. Assuming all conditions to the merger are met or waived, we anticipate that the effective time of the merger will be in late February or early March 2000.

    Following the merger, the board of directors of the combined company will consist of nine directors: Robert Bernard, Chairman and Chief Executive Officer of Whittman-Hart; Robert Shaw, Chief Executive Officer of USWeb/CKS; four additional directors named by Whittman-Hart, all of whom are currently directors of Whittman-Hart: Paul D. Carbery, a general partner of Frontenac Company, W. Barry Moore, Vice Chairman of Kurt Salmon Associates, David P. Storch, Chief Executive Officer of AAR Corp., and Edward F. Szofer, President of Whittman-Hart; and three additional directors to be named by USWeb/ CKS.
Mr. Bernard will be Chief Executive Officer and President of the combined company and Mr. Shaw will be the Chairman of the board of directors of the combined company. Robert Clarkson, Chief Operating Officer of USWeb/CKS, and Bert Young, Chief Financial Officer of Whittman-Hart, will continue in the same positions with the combined company.

    We cannot complete the merger unless the stockholders of USWeb/CKS approve the merger proposal, our stockholders approve the issuance of shares in the merger and the increase in the number of our shares authorized and a number of other conditions are satisfied or waived. See "Risk Factors--Risks Relating to the Merger--If the merger is not completed, our stock price could decline."

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of our common stock by the selling stockholders.

                            THE SELLING STOCKHOLDERS

    The following table is based upon data furnished to us by the selling stockholders and sets forth certain information regarding each selling stockholder, including:

    - the name of the selling stockholder;

    - the beneficial ownership and percentage ownership of common stock of the selling stockholder as of January 21, 2000; and

    - the maximum number of shares of common stock offered by the selling stockholder.

    The number of shares that may be actually sold by each selling stockholder will be determined by the selling stockholder. Because each selling stockholder may sell all, some or none of the shares of common stock that it owns, we cannot estimate the number of shares of common stock that will be owned by each selling stockholder upon termination of the offering.

    Under Rule 416 of the Securities Act, each selling stockholder may also offer and sell additional shares of common stock issued to it as a result of stock splits, stock dividends and anti-dilution provisions.

                                                    NUMBER OF SHARES   PERCENT OF SHARES
                                                      BENEFICIALLY       BENEFICIALLY       NUMBER OF
                                                      OWNED PRIOR       OWNED PRIOR TO     SHARES BEING
SELLING STOCKHOLDER                                   TO OFFERING          OFFERING          OFFERED
-------------------                                 ----------------   -----------------   ------------
Michael J. DeNunzio(1)............................      292,859                *              146,430
Peter Monkewicz(1)................................      292,859                *              146,430
Pierre St-Jacques(1)..............................      292,859                *              146,430
Anthony Peter DeNunzio, Sr.(1)....................       54,911                *               27,456
Victor S. Faraci(1)...............................       54,911                *               27,456
Michael Anthony DeNunzio(1).......................       54,911                *               27,456
Davies Family Irrevocable Trust(1)................       54,911                *               27,456
Mark Robinson(2)..................................       72,372                *               72,372
Steven Anderson(2)................................       72,372                *               72,372
David Kilpatrick(2)...............................       72,372                *               72,372
Daniel Keating(2).................................       72,372                *               72,372
Tony J. Batting(2)................................          900                *                  900
Zag Asghar(2).....................................          900                *                  900
Philip Brine(2)...................................        4,502                *                4,502
Desmond Butcher(2)................................        1,351                *                1,351
Fiona Cannons(2)..................................        1,351                *                1,351
Nicholas Garnett(2)...............................        4,502                *                4,502
Sean Hoban(2).....................................        4,502                *                4,502
Xerxes Hodivala(2)................................        4,734                *                4,734
Roger Jones(2)....................................        1,801                *                1,801
Rukash Kumar(2)...................................        2,701                *                2,701
Jane Marsh(2).....................................        1,351                *                1,351
Ben Nicholson(2)..................................        2,701                *                2,701
Gary Piper(2).....................................        1,351                *                1,351
Geoff Pople(2)....................................        4,900                *                4,900
David Scott(2)....................................        4,502                *                4,502
Kevin Sulley(2)...................................        2,701                *                2,701

                                                    NUMBER OF SHARES   PERCENT OF SHARES
                                                      BENEFICIALLY       BENEFICIALLY       NUMBER OF
                                                      OWNED PRIOR       OWNED PRIOR TO     SHARES BEING
SELLING STOCKHOLDER                                   TO OFFERING          OFFERING          OFFERED
-------------------                                 ----------------   -----------------   ------------
Ryan J. Ward(2)...................................        2,701                *                2,701
Rachi Weerasinghe(2)..............................        1,801                *                1,801
Anthony Woods(2)..................................        1,801                *                1,801
Stephen Graham(2).................................          500                *                  500
David Hope(2).....................................        1,000                *                1,000
Stewart Gabriel(2)................................          751                *                  751
Gary Atkinson(2)..................................          219                *                  219
Timothy A. Buckley(2).............................          156                *                  156
David Carrighan(2)................................        7,825                *                7,825
Mark Clewett(2)...................................          468                *                  468
Karen A. Edwards(2)...............................          156                *                  156
John Gray(2)......................................          314                *                  314
Tim Hopper(2).....................................          939                *                  939
Paul Johnson(2)...................................          469                *                  469
Andrew Lamont(2)..................................           62                *                   62
Chris Moss(2).....................................          156                *                  156
Phillip R. Thompson(2)............................           46                *                   46
Didier Steven(3)..................................        1,873                *                1,873
Richard Schwartz(3)...............................          375                *                  375
Tom Deshan(3).....................................          937                *                  937
Mike Katz(3)......................................          750                *                  750
Mike Zeto(3)......................................          188                *                  188
Sam Strevens(3)...................................          562                *                  562
Scott Thon(3).....................................        2,582                *                2,582

------------------------

*   Less than 1%.

(1) In November 1999, we acquired Four Points Digital L.L.C., an Illinois company. In connection with this acquisition, we issued 1,098,221 shares of our common stock to these selling stockholders in exchange for their shares of Four Points Digital stock. We granted these selling stockholders rights to register one half of the shares of our common stock they received in connection with this acquisition. The shares of common stock to be sold under this prospectus are the shares of common stock for which these selling stockholders have registration rights.

(2) In November 1999, we acquired Fulcrum Solutions Limited, an English company. In connection with this acquisition, we issued 353,602 shares of our common stock to these selling stockholders in exchange for their shares of Fulcrum Solutions Limited stock. We granted these selling stockholders rights to register the shares of our common stock they received in connection with the acquisition. The shares of common stock to be sold under this prospectus are the shares of common stock for which these selling stockholders have registration rights.

(3) In December 1999, we acquired Fulcrum Solutions, Inc., a Delaware corporation. In connection with this acquisition we issued 7,267 shares of our common stock to these selling stockholders in exchange for their shares of Fulcrum Solutions, Inc. stock. We granted these selling stockholders rights to register the shares of our common stock they received in connection with the acquisition. The shares of common stock to be sold under this prospectus are the shares of common stock for which these selling stockholders have registration rights.

                              PLAN OF DISTRIBUTION

    Sales of the shares being sold by the selling stockholders are for the selling stockholders' own accounts. We will not receive any proceeds from the sale of the shares offered hereby.

    The selling stockholders have advised us that:

    - the shares may be sold by the selling stockholders or their pledgees, donees, transferees or successors in interest, on the Nasdaq National Market, in sales occurring in the public market of that market quotation system, in privately negotiated transactions, through the writing of options on shares, short sales or in a combination of these transactions;

    - each sale may be made either at market prices prevailing at the time of the sale or at negotiated prices;

    - some or all of the shares may be sold through brokers, dealers, underwriters or agents acting on behalf of the selling stockholder or to dealers for resale by the dealers; and

    - in connection with these sales, brokers, dealers, underwriters or agents may receive compensation in the form of discounts and commissions from the selling stockholders and may receive commissions from the purchasers of shares for whom they act as broker or agent, which discounts and commissions may be less than or exceed those customary in the types of transactions involved. Any broker, dealer or agent participating in any sale may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this prospectus to any person who purchases any common stock from or through the broker, dealer, agent or underwriter. We have been advised that, as of the date hereof, the selling stockholders have not made any arrangements with any broker, dealer, agent or underwriter for the sale of their common stock.

    In offering the common stock covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with the sales, and any profits realized by the selling stockholder and the compensation of the broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any common stock covered by this prospectus which qualifies for sale pursuant to Rule 144 may be sold under Rule 144 rather than under this prospectus.

    In some states, to comply with state securities laws, the selling stockholders may sell the shares of common stock only (1) through registered or licensed brokers or dealers or (2) if the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

    Under applicable rules and regulations under Regulation M under the Securities Exchange Act, any person engaged in the distribution of our common stock may not simultaneously engage in market making activities, subject to exceptions, with respect to our common stock for a specified period set forth in Regulation M prior to the commencement of the distribution and until its completion. In addition, the selling stockholders will be subject to the applicable provisions of the Securities Act and the Securities Exchange Act and the rules and regulations under those acts, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. These restrictions may affect the marketability of our common stock.

    If necessary, with respect to a particular offer, we will set forth in an accompanying prospectus supplement, a post-effective amendment to the registration statement of which this prospectus is a part, the specific shares of our common stock to be sold, the purchase price and public offering price, the name of any agent, dealer or underwriter and any applicable commissions or discounts.

    We will pay substantially all of the expenses incurred by the selling stockholders, other than underwriting discounts or commissions, and us incident to the offering and sale of the shares of common stock under this prospectus.

                             ABOUT THIS PROSPECTUS

    This prospectus is a part of a registration statement that we have filed with the SEC using a "shelf registration" process. You should read this prospectus and any supplement together with the additional information described under "Where You Can Find More Information."

    You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. We have not authorized anyone else to provide you with additional or different information. Our common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of the prospectus or supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at:

    - the public reference room of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549; or

    - the public reference facilities of the SEC's regional offices at Seven World Trade Center, 13(th) Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

    Some of these locations may charge a prescribed or modest fee for copies. You may obtain information on the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. In addition, you may access any document we file with the SEC on its web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document we file separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. The following documents filed by us and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, until the selling stockholders sell all of the common stock offered hereby, are incorporated by reference in this prospectus:

    - Our Annual Report on Form 10-K for the year ended December 31, 1998;

    - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

    - Our Current Reports on Form 8-K filed on May 10, 1999, October 15, 1999, December 15, 1999, January 26, 2000 and January 28, 2000; and

    - Our Registration Statement on Form S-4 (No. 333-94565).

    You may request a copy of these filings, at no cost, by writing or telephoning us at Whittman-Hart, Inc., 311 South Wacker Drive, Suite 3500, Chicago, Illinois 60606; telephone number (312) 922-9200; Attention: Investor Relations.

                                 LEGAL MATTERS

    Katten Muchin Zavis, Chicago, Illinois will pass upon the validity of the shares of common stock offered under this prospectus for us.

                                    EXPERTS

    The consolidated financial statements and consolidated financial statement schedule of valuation and qualifying accounts of Whittman-Hart as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, and upon the authority of that firm as experts in accounting and auditing.

    The audited historical financial statements of USWeb Corporation included in the Current Report on Form 8-K dated January 28, 2000 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following are the estimated expenses (other than the SEC registration fee and the Nasdaq Listing Fees and Expenses) of the issuance and distribution of the securities being registered, all of which will be paid by the Company.

SEC registration fee........................................  $11,621
Fees and expenses of counsel................................  $10,000
Fees and expenses of accountants............................  $10,000
Nasdaq Listing Fees and Expenses............................  $26,572
Miscellaneous...............................................  $ 1,807
                                                              -------
    Total...................................................  $60,000
                                                              =======

    We have agreed to pay all expenses (other than underwriting discounts and selling commissions, brokerage fees and transfer taxes, if any, and the fees and expenses of counsel and other advisors to the selling stockholders) in connection with the registration and sale of the shares being offered by the selling stockholders under this prospectus.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article Ten of the Company's Amended and Restated Certificate of Incorporation, filed as Exhibit 3.1, and Article Eight of the Company's by-laws, filed as Exhibit 3.2, provide that the Company shall indemnify its directors and officers to the full extent permitted by the Delaware General Corporation Law.

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities arising under the Securities Act of 1933. In addition, Article Eight of the Company's Amended and Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit.

    Reference is made to Section 45 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

    The Company has obtained an insurance policy which will entitle the Company to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers.

ITEM 16. EXHIBITS

           EXHIBIT
           NUMBER           DESCRIPTION
    ---------------------   -----------
             2.1            Agreement and Plan of Merger dated as of December 12, 1999 by and among Whittman-Hart, Inc., Uniwhale, Inc, a wholly
                             owned subsidiary of Whittman-Hart and
                             USWeb/CKS, incorporated herein by reference to the
                             Company's Registration Statement on Form S-4
                             (No. 333-94565).
             2.2            Exchange Agreement dated as of November 11, 1999 by and
                             among Whittman-Hart, Inc. and the members of Four Points
                             Digital, L.L.C.
             2.3            Merger Agreement dated as of November 27, 1999 by and among the persons listed on Schedule 1 attached thereto and
                             Whittman-Hart, Inc.
             2.4            Acquisition Agreement dated as of November 27, 1999 by and among Whittman-Hart, Inc. and the shareholders of Fulcrum
                             Solutions, Inc., as supplemented by the Supplement to
                             Acquisition Agreement dated as of December 30, 1999 by and among Whittman-Hart, Inc. and the shareholders of Fulcrum
                             Solutions, Inc.
             4.1            Amended and Restated Certificate of Incorporation of the
                             Company, incorporated herein by reference to the Company's
                             Registration Statement on Form S-1 (No. 333-1778).
             4.2            Second Amended and Restated By-Laws of the Company,
                             incorporated herein by reference to the Company's
                             Registration Statement on Form S-1 (No. 333-1778).
             4.3            Specimen stock certificate representing Common Stock,
                             incorporated herein by reference to the Company's
                             Registration Statement on Form S-1 (No. 333-1778).
             5.1            Opinion of Katten Muchin Zavis as to the validity of the
                             securities being registered.
            23.1            Consent of KPMG LLP, independent accountants.
            23.2            Consent of PricewaterhouseCoopers LLP, independent
                             accountants.
            23.3            Consent of Katten Muchin Zavis (included in Exhibit 5.1).
            24.1            Power of Attorney (included on signature page).

ITEM 17. UNDERTAKINGS

(1) The Company hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (b) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (d) For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 26th day of January, 2000.

                                                       WHITMAN-HART, INC.

                                                       By:              /s/ BERT B. YOUNG
                                                            -----------------------------------------
                                                                          Bert B. Young
                                                                     CHIEF FINANCIAL OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below hereby constitutes and appoints Robert F. Bernard and Bert B. Young and each of them his true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the SEC under the Securities Act, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 26th day of January, 2000.

                      SIGNATURE                                            TITLE
                      ---------                                            -----
                /s/ ROBERT F. BERNARD                  Chief Executive Officer and Chairman of the
     -------------------------------------------         Board of Directors (principal executive
                  Robert F. Bernard                      officer)

                  /s/ BERT B. YOUNG
     -------------------------------------------       Chief Financial Officer (principal financial
                    Bert B. Young                        and accounting officer)

                /s/ EDWARD V. SZOFER
     -------------------------------------------       Director, President and Secretary
                  Edward V. Szofer

                 /s/ PAUL D. CARBERY
     -------------------------------------------       Director
                   Paul D. Carbery

                 /s/ W. BARRY MOORE
     -------------------------------------------       Director
                   W. Barry Moore

                 /s/ LARRY P. ROCHES
     -------------------------------------------       Director
                   Larry P. Roches

                 /s/ ROBERT F. STEEL
     -------------------------------------------       Director
                   Robert F. Steel

                 /s/ DAVID P. STORCH
     -------------------------------------------       Director
                   David P. Storch

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                  DESCRIPTION
-------                 -----------
         2.1            Agreement and Plan of Merger dated as of December 12, 1999 by and among Whittman-Hart, Inc., Uniwhale, Inc, a wholly
                          owned subsidiary of Whittman-Hart and USWeb/CKS,
                          incorporated herein by reference to the Company's
                          Registration Statement on Form S-4 (No. 333-94565).
         2.2            Exchange Agreement dated as of November 11, 1999 by and
                          among Whittman-Hart, Inc. and the members of Four Points
                          Digital, L.L.C.
         2.3            Merger Agreement dated as of November 27, 1999 by and among the persons listed on Schedule 1 attached thereto and
                          Whittman-Hart, Inc.
         2.4            Acquisition Agreement dated as of November 27, 1999 by and among Whittman-Hart, Inc. and the shareholders of Fulcrum
                          Solutions, Inc., as supplemented by the Supplement to
                          Acquisition Agreement dated as of December 30, 1999 by and among Whittman-Hart, Inc. and the shareholders of Fulcrum
                          Solutions, Inc.
         4.1            Amended and Restated Certificate of Incorporation of the
                          Company, incorporated herein by reference to the Company's
                          Registration Statement on Form S-1 (No. 333-1778).
         4.2            Second Amended and Restated By-Laws of the Company,
                          incorporated herein by reference to the Company's
                          Registration Statement on Form S-1 (No. 333-1778).
         4.3            Specimen stock certificate representing Common Stock,
                          incorporated herein by reference to the Company's
                          Registration Statement on Form S-1 (No. 333-1778).
         5.1            Opinion of Katten Muchin Zavis as to the validity of the
                          securities being registered.
        23.1            Consent of KPMG LLP, independent accountants.
        23.2            Consent of PricewaterhouseCoopers LLP, independent
                          accountants.
        23.3            Consent of Katten Muchin Zavis (included in Exhibit 5.1).
        24.1            Power of Attorney (included on signature page).